Exhibit 99.1

CrossAmerica Partners LP Reports Third Quarter 2020 Results and Announces Appointment of New Chief Financial Officer

-	Reported Third Quarter 2020 Operating Income of $23.7 million and Net Income of $21.2 million compared to Operating Income of $12.3 million and Net Income of $7.2 million for the Third Quarter 2019
-

Generated Third Quarter 2020 Adjusted EBITDA of $30.0 million and Distributable Cash Flow of $29.7 million compared to Third Quarter 2019 Adjusted EBITDA of $29.0 million and Distributable Cash Flow of $25.7 million

-	Reported Third Quarter 2020 Gross Profit for the Wholesale Segment of $42.8 million compared to $36.2 million of Gross Profit for the Third Quarter 2019
-	Reported Third Quarter 2020 Gross Profit for the Retail Segment of $19.5 million compared to $4.9 million of Gross Profit for the Third Quarter 2019
-	Distributed 327.4 million wholesale fuel gallons during the Third Quarter 2020 at an average wholesale fuel margin per gallon of 9.4 cents
-

The Distribution Coverage Ratio for the current quarter was 1.50 times compared to 1.42 times for the comparable period of 2019. The Distribution Coverage Ratio was 1.24 times for the trailing twelve months ended September 30, 2020, as compared to 1.14 times for the trailing twelve months ended September 30, 2019

-	The Board of Directors of CrossAmerica’s General Partner declared a quarterly distribution of $0.5250 per limited partner unit attributable to the Third Quarter 2020
-	Announced appointment of Eric Javidi as Chief Financial Officer, effective November 5, 2020

Allentown, PA November 4, 2020 – CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or the “Partnership”), a leading wholesale fuels distributor, convenience store operator, and owner and lessor of real estate used in the retail distribution of motor fuels, today reported financial results for the third quarter ended September 30, 2020.

“As with last quarter, our operating results demonstrate the durability of our business model and validate the strategic actions we took earlier in the year.  Our newly acquired assets added meaningfully to our results this quarter and our overall financial position continues to be strong,” said Charles Nifong, CEO and President of CrossAmerica. “This quarter, we executed the final asset exchange transaction with Circle K, which positions the Partnership to now focus on future opportunities. Although COVID 19 continues to impact the business, we saw an overall improved operating environment in the quarter relative to the second quarter.”

Third Quarter Results

Consolidated Results

Operating income was $23.7 million for the third quarter 2020 compared to $12.3 million achieved in the third quarter 2019. Net income was $21.2 million or $0.56 per diluted common unit for the third quarter 2020, compared to Net income of $7.2 million or $0.20 per diluted common unit for the same period in 2019. Adjusted EBITDA was $30.0 million for the third quarter 2020, a 3% increase when compared to $29.0 million for the same period in 2019. The increases in Operating and Net income and Adjusted EBITDA were primarily driven by the positive impact from all the transactions completed over the past year, partially offset by the impact of the COVID-19 Pandemic. During the three months ended September 30, 2020, Operating and Net income also benefited from $11.4 million in gains related to properties sold in asset exchanges with Circle K along with $2.2 million in gains in connection with the Partnership’s ongoing real estate rationalization effort.

Non-GAAP measures used in this release include EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. These Non-GAAP measures are further described and reconciled to their most directly comparable GAAP measures in the Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release.

Wholesale Segment

During the third quarter 2020, CrossAmerica’s Wholesale segment generated $42.8 million in gross profit compared to $36.2 million in gross profit for the third quarter 2019, representing an increase of 18%. The Partnership distributed, on a wholesale basis, 327.4 million gallons of motor fuel at an average wholesale gross profit of $0.094 per gallon, resulting in motor fuel gross profit of $30.7 million. For the three-month period ended September 30, 2019, CrossAmerica distributed, on a wholesale basis, 260.3 million gallons of fuel at an average wholesale gross profit of $0.080 per gallon, resulting in motor fuel gross profit of $20.8 million. The 47% increase in motor fuel gross profit was driven by a 26% increase in fuel volume distributed and an 18% increase in fuel margin per gallon. The main drivers of the volume increase were the asset exchanges with Circle K, the CST Fuel Supply Exchange and the acquisition of retail and wholesale assets, partially offset by the impact of the COVID-19 Pandemic. The increase in fuel margin per gallon was primarily driven by dealer tank wagon (DTW) margins resulting from a favorable price environment in the quarter and an increase in overall DTW volume. With the acquisition of retail and wholesale assets earlier this year, in addition to an overall increase in wholesale volume, the percentage of variable-priced business has increased from 18% of the gallons sold to CrossAmerica’s customers for the third quarter 2019 to 28% of the gallons sold to its customers for the third quarter 2020. This increase was partially offset by lower terms discounts as a result of lower crude prices.

The prices paid by the Partnership to its motor fuel suppliers for wholesale motor fuel (which affects the cost of sales) are highly correlated to the price of crude oil. The average daily spot price of West Texas Intermediate crude oil during the third quarter 2020 was $40.89 per barrel, a 27% decrease, as compared to the average daily spot price of $56.34 per barrel during the same period in 2019.

CrossAmerica’s gross profit from Rent for the Wholesale segment was $11.9 million for the third quarter 2020 compared to $14.3 million for the third quarter 2019, representing a decrease of 17%. The decrease in rent was primarily driven by terminating leases at sites the Partnership previously leased to other parties but now operates itself as part of the acquisition of retail and wholesale assets earlier this year, partially offset by the impact of the conversion of 46 company operated sites to dealer operated sites in the third quarter 2019 and the CST Fuel Supply Exchange.

Operating income for the Wholesale segment was $34.5 million for the third quarter 2020 compared to $31.5 million for the same period in 2019, an increase of 9%. As discussed above, the year-over-year increase was primarily driven by an increase in motor fuel gross profit, partially offset by the decrease in rent margin discussed above and the decrease in income from CST Fuel Supply as a result of the CST Fuel Supply Exchange.

Retail Segment

For the third quarter 2020, the Retail Segment reported motor fuel gross profit of $3.5 million. For the same period in 2019, CrossAmerica generated motor fuel gross profit of $1.2 million. The $2.2 million or 180% increase in motor fuel gross profit is attributable to a 119% increase in volume driven by the increase in company operated and commission sites as a result of the April 2020 acquisition of retail and wholesale assets and the March 2020 CST Fuel Supply Exchange, partially offset by the conversion of 46 company operated sites to dealer operated sites in the third quarter 2019 and the impact of the COVID-19 Pandemic. In addition, CrossAmerica realized a 28% higher average margin per gallon as the higher retail fuel margins at its company operated sites comprised a larger percentage of the overall retail fuel margins in 2020 as compared to 2019.

Merchandise gross profit increased $10.3 million, rent gross profit increased $0.3 million or 17% and operating expenses increased $14.8 million due to the factors listed above. Excluding rent expense, operating expenses at CrossAmerica’s company operated sites increased $11.5 million. The average company operated site count increased by 123 sites and the operating expenses on a per-store basis decreased 4% relative to the third quarter 2019. Additionally, a greater percentage of the Partnership’s company operated sites are leased than in the prior year, and so the rent component of operating expenses at the company operated sites increased $3.3 million.

Operating income for the Retail segment was $0.3 million for the third quarter 2020 compared to $0.5 million for the third quarter 2019, primarily as a result of changes in operations noted above.

Distributable Cash Flow and Distribution Coverage Ratio

Distributable Cash Flow was $29.7 million for the three-month period ended September 30, 2020, compared to $25.7 million for the same period in 2019. The 16% increase in Distributable Cash Flow was primarily due to the increase in operating income in the Wholesale Segment and a decrease in cash interest. Both periods benefited from a current tax benefit related primarily to bonus depreciation on eligible assets acquired in the asset exchanges and capital expenditures. The Distribution Coverage Ratio for the current quarter was 1.50 times compared to 1.42 times for the third quarter 2019. The Distribution Coverage Ratio was 1.24 times for the trailing twelve months ended September 30, 2020, as compared to 1.14 times for the trailing twelve months ended September 30, 2019 (see Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release).

Liquidity and Capital Resources

As of October 29, 2020, after taking into consideration debt covenant restrictions, approximately $235 million was available for future borrowings under the Partnership’s revolving credit facility, an increase of $32 million and $143 million, respectively, in availability compared to June 30, 2020 and December 31, 2019. As of September 30, 2020, CrossAmerica had $507.5 million outstanding under its revolving credit facility. Leverage, as defined under CrossAmerica’s credit facility, was 3.83 times as of September 30, 2020, compared to 3.96 times as of June 30, 2020 and 4.70 times as of December 31, 2019.

Distributions

On October 22, 2020, the Board of the Directors of CrossAmerica’s General Partner (“Board”) declared a quarterly distribution of $0.5250 per limited partner unit attributable to the third quarter 2020. As previously announced, the distribution will be paid on November 10, 2020 to all unitholders of record as of November 3, 2020. The amount and timing of any future distributions is subject to the discretion of the Board as provided in CrossAmerica’s Partnership Agreement.

Completion of Asset Exchange Transactions with Circle K

On December 17, 2018, CrossAmerica and Circle K announced an agreement to exchange assets in a series of transactions. During the third quarter 2020, the two entities completed the sixth and final asset exchange as outlined below:

•

On September 15, 2020, the sixth exchange was completed and entailed Circle K transferring to the Partnership 23 (17 fee; 6 leased) U.S. company-operated convenience and fuel retail stores having an aggregate value of approximately $20.4 million, and the Partnership transferred to Circle K the real property for four of the CrossAmerica properties having an aggregate value of approximately $20.0 million. As the sixth exchange was the final exchange contemplated by the Asset Exchange Agreement, Circle K also transferred a $6.7 million cash payment to the Partnership in connection with the closing, in accordance with the terms of the Asset Exchange Agreement.

Divestment of Assets

During the third quarter 2020, CrossAmerica, as part of its ongoing real estate rationalization effort, divested a total of seven properties, and received $3.8 million in connection with these sales. Through the first nine months ended September 30, 2020, CrossAmerica has sold 20 properties and received $13.3 million in proceeds.

Appointment of Eric Javidi as Chief Financial Officer

The Board appointed Mr. Javidi as Chief Financial Officer of the partnership effective November 5, 2020.  Jon Benfield, the Interim Chief Financial Officer, will remain with the partnership and was appointed Chief Accounting Officer, effective November 5, 2020.

Mr. Javidi was most recently President and CEO of Southcross Holdings L.P. Prior to joining Southcross Holdings, he was a Managing Director at Kayne Anderson Capital Advisors, L.P., where he was primarily focused on investments within the energy infrastructure space. Prior to joining Kayne Anderson, Mr. Javidi held positions as an investment banker with UBS, Barclays and Lehman Brothers, focused on the global energy industry.

“It is an honor to welcome Eric to the CrossAmerica team as our new CFO,” said Charles Nifong, President & Chief Executive Officer of CrossAmerica. “Eric has a solid record of achievement and brings to the partnership strong leadership and a wealth of financial and strategic acumen. I also thank Jon Benfield for his tremendous efforts in the interim CFO role during a challenging period.  He did an outstanding job. With Eric and Jon in their new roles, the financial function of the partnership, and the partnership overall, is well positioned for future success.”

Eric Javidi stated; “It is an exciting time to join CrossAmerica.  The Partnership has made significant strategic progress over the past year; I look forward to building on that momentum and delivering value to the unitholders.”

Conference Call

The Partnership will host a conference call on November 5, 2020 at 9:00 a.m. Eastern Time to discuss third quarter 2020 earnings results. The conference call numbers are 800-774-6070 or 630-691-2753 and the passcode for both is 7265208#. A live audio webcast of the conference call and the related earnings materials, including reconciliations of non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the CrossAmerica website (www.crossamericapartners.com). A slide presentation for the conference call will also be available on the investor section of the Partnership’s website. To listen to the audio webcast, go to https://caplp.gcs-web.com/webcasts-presentations. After the live conference call, an archive of the webcast will be available on the investor section of the CrossAmerica website at https://caplp.gcs-web.com/webcasts-presentations within 24 hours after the call for a period of sixty days.

CROSSAMERICA PARTNERS LP

CONSOLIDATED BALANCE SHEETS

(Thousands of Dollars, except unit data)

	September 30,	December 31,
	2020	2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,328	$1,780
Accounts receivable, net of allowances of $992 and $557, respectively	35,302	38,051
Accounts receivable from related parties	2,960	4,299
Inventory	22,368	6,230
Assets held for sale	17,093	13,231
Other current assets	9,180	5,795
Total current assets	88,231	69,386
Property and equipment, net	565,288	565,916
Right-of-use assets, net	171,006	120,767
Intangible assets, net	97,599	44,996
Goodwill	88,764	88,764
Other assets	19,325	21,318
Total assets	$1,030,213	$911,147

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt and finance lease obligations	$2,585	$2,471
Current portion of operating lease obligations	32,437	23,485
Accounts payable	71,384	57,392
Accounts payable to related parties	4,298	431
Accrued expenses and other current liabilities	21,905	16,382
Motor fuel and sales taxes payable	20,627	12,475
Total current liabilities	153,236	112,636
Debt and finance lease obligations, less current portion	522,050	534,859
Operating lease obligations, less current portion	143,939	100,057
Deferred tax liabilities, net	15,410	19,369
Asset retirement obligations	41,015	35,589
Other long-term liabilities	34,488	30,240
Total liabilities	910,138	832,750

Commitments and contingencies

Equity:
Common units—(37,868,046 and 34,494,441 units issued and outstanding at September 30, 2020 and December 31, 2019, respectively)	123,076	78,397
Accumulated other comprehensive loss	(3,001)	—
Total equity	120,075	78,397
Total liabilities and equity	$1,030,213	$911,147

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands of Dollars, Except Unit and Per Unit Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Operating revenues(a)	$591,022	$559,736	$1,381,119	$1,637,050
Costs of sales(b)	528,750	518,591	1,225,470	1,517,458
Gross profit	62,272	41,145	155,649	119,592

Income from CST Fuel Supply equity interests	—	3,927	3,202	11,087
Operating expenses:
Operating expenses	27,508	12,978	63,328	42,541
General and administrative expenses	5,363	3,937	15,440	12,464
Depreciation, amortization and accretion expense	18,590	14,063	51,867	39,620
Total operating expenses	51,461	30,978	130,635	94,625
Gain (loss) on dispositions and lease terminations, net	12,881	(1,745)	79,237	(2,173)
Operating income	23,692	12,349	107,453	33,881
Other income, net	143	168	358	352
Interest expense	(3,522)	(6,532)	(13,183)	(21,105)
Income before income taxes	20,313	5,985	94,628	13,128
Income tax benefit	(892)	(1,180)	(3,868)	(690)
Net income	21,205	7,165	98,496	13,818
IDR distributions	—	(133)	(133)	(399)
Net income available to limited partners	$21,205	$7,032	$98,363	$13,419

Basic and diluted earnings per common unit	$0.56	$0.20	$2.64	$0.39

Weighted-average limited partner units:
Basic common units	37,867,647	34,453,162	37,202,087	34,447,185
Diluted common units (c)	37,868,610	34,464,027	37,202,087	34,447,723

Supplemental information:
(a) Includes excise taxes of:	$47,222	$21,292	$95,929	$61,642
(a) Includes rent income of:	19,747	22,921	62,859	66,519
(b) Includes rent expense of:	6,036	7,003	19,088	20,475
(c) Diluted common units were not used in the calculation of diluted earnings per common unit for the nine months ended September 30, 2020 because to do so would have been antidilutive.

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of Dollars)

(Unaudited)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities:
Net income	$98,496	$13,818
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion expense	51,867	39,620
Amortization of deferred financing costs	781	776
Credit loss expense	1,014	259
Deferred income tax (benefit) expense	(4,047)	4,099
Equity-based employee and director compensation expense	83	547
(Gain) loss on dispositions and lease terminations, net	(87,225)	2,173
Changes in operating assets and liabilities, net of acquisitions	25,534	8,210
Net cash provided by operating activities	86,503	69,502

Cash flows from investing activities:
Principal payments received on notes receivable	246	803
Proceeds from sale of assets to Circle K	23,049	3,148
Proceeds from sale of property and equipment	13,757	1,000
Capital expenditures	(24,439)	(18,398)
Cash paid in connection with acquisitions, net of cash acquired	(28,244)	—
Net cash used in investing activities	(15,631)	(13,447)

Cash flows from financing activities:
Borrowings under the revolving credit facility	159,098	68,442
Repayments on the revolving credit facility	(170,580)	(62,442)
Payments of long-term debt and finance lease obligations	(1,830)	(1,708)
Payment of deferred financing costs	—	(3,441)
Distributions paid on distribution equivalent rights	(8)	(63)
Distributions paid to holders of the IDRs	(133)	(399)
Distributions paid on common units	(57,871)	(54,250)
Net cash used in financing activities	(71,324)	(53,861)
Net (decrease) increase in cash and cash equivalents	(452)	2,194
Cash and cash equivalents at beginning of period	1,780	3,191
Cash and cash equivalents at end of period	$1,328	$5,385

Segment Results

Wholesale

The following table highlights the results of operations and certain operating metrics of the Wholesale segment (thousands of dollars, except for the number of distribution sites and per gallon amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Gross profit:
Motor fuel–third party	$15,505	$13,392	$40,722	$32,805
Motor fuel–intersegment and related party	15,181	7,451	38,023	21,844
Motor fuel gross profit	30,686	20,843	78,745	54,649
Rent gross profit	11,853	14,331	38,244	41,530
Other revenues	290	990	1,705	2,319
Total gross profit	42,829	36,164	118,694	98,498
Income from CST Fuel Supply equity interests(a)	—	3,927	3,202	11,087
Operating expenses	(8,329)	(8,572)	(26,912)	(24,098)
Operating income	$34,500	$31,519	$94,984	$85,487
Motor fuel distribution sites (end of period):(b)
Motor fuel–third party
Independent dealers(c)	683	370	683	370
Lessee dealers(d)	667	662	667	662
Total motor fuel distribution–third party sites	1,350	1,032	1,350	1,032
Motor fuel–intersegment and related party
DMS (related party)(e)	—	68	—	68
Circle K(f)	5	28	5	28
Commission agents (Retail segment)(g)	211	169	211	169
Company operated retail sites (Retail segment)(h)	149	—	149	0
Total motor fuel distribution–intersegment and related party sites	365	265	365	265
Motor fuel distribution sites (average during the period):
Motor fuel-third party distribution	1,345	965	1,253	909
Motor fuel-intersegment and related party distribution	364	302	327	336
Total motor fuel distribution sites	1,709	1,267	1,580	1,245
Volume of gallons distributed (in thousands)
Third party	242,826	188,261	613,250	514,058
Intersegment and related party	84,541	72,026	195,008	236,064
Total volume of gallons distributed	327,367	260,287	808,258	750,122

Wholesale margin per gallon	$0.094	$0.080	$0.097	$0.073

(a)	Represents income from CrossAmerica’s equity interest in CST Fuel Supply.
(b)	In addition, as of September 30, 2020 and 2019, CrossAmerica distributed motor fuel to 14 and 13 sub-wholesalers who distributed to additional sites, respectively.
(c)

The increase in the independent dealer site count was primarily attributable to the 288 independent dealer contracts acquired in the CST Fuel Supply Exchange and the asset exchange with Circle K which resulted in 26 Circle K sites being converted to independent dealers.

(d)

The increase in the lessee dealer site count was primarily attributable to the 72 lessee dealer sites acquired in the asset exchanges with Circle K, the 18 lessee dealer sites acquired in the CST Fuel Supply Exchange and converting sites operated by DMS to lessee dealer sites, partially offset by the acquisition of retail and wholesale assets that resulted in the termination of leases at 48 lessee dealer sites and the real estate rationalization effort.

(e)

The decrease in the DMS site count was primarily attributable to the acquisition of retail and wholesale assets that resulted in the termination of 54 leases with DMS and conversion of DMS sites to lessee dealer sites.

(f)	The decrease in the Circle K site count was primarily attributable to the asset exchange with Circle K, which resulted in 26 Circle K sites being converted to independent dealer sites.
(g)	The increase in the commission site count was primarily attributable to the 37 commission sites acquired in the CST Fuel Supply Exchange.
(h)	The increase in the company operated site count was primarily attributable to the 154 company operated sites from the acquisition of retail and wholesale assets.

Retail

The following table highlights the results of operations and certain operating metrics of the Retail segment (thousands of dollars, except for the number of retail sites, gallons sold per day and per gallon amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Gross profit:
Motor fuel	$3,487	$1,247	$7,176	$4,683
Merchandise(a)	12,305	1,964	21,689	10,169
Rent	1,858	1,587	5,527	4,514
Other revenue(a)	1,825	131	3,046	1,507
Total gross profit	19,475	4,929	37,438	20,873
Operating expenses	(19,179)	(4,406)	(36,416)	(18,443)
Operating income	$296	$523	$1,022	$2,430

Retail sites (end of period):
Commission agents(b)	211	169	211	169
Company operated retail sites(c)	149	—	149	—
Total system sites at the end of the period	360	169	360	169

Total system operating statistics:
Average retail fuel sites during the period	359	196	289	219
Motor fuel sales (gallons per site per day)	2,601	2,173	2,892	2,154
Motor fuel gross profit per gallon, net of credit card fees and commissions	$0.041	$0.032	$0.040	$0.036

Commission agents statistics:
Average retail fuel sites during the period	209	169	196	170
Motor fuel gross profit per gallon, net of credit card fees and commissions	$0.015	$0.015	$0.015	$0.015

Company operated retail site statistics:
Average retail fuel sites during the period	150	27	93	48
Motor fuel gross profit per gallon, net of credit card fees	$0.066	$0.129	$0.078	$0.101
Merchandise gross profit percentage, net of credit card fees(a)	26.6%	20.5%	26.1%	21.2%

(a)

CrossAmerica reclassified revenues related to certain ancillary items such as car wash revenue, lottery commissions and ATM commissions from merchandise margin to other revenues to conform to the current year presentation, which amounted to $0.1 million and $1.5 million for the three and nine months ended September 30, 2019, respectively. This reclassification also impacted the merchandise gross profit percentages reported for the 2019 periods.

(b)	The increase in the commission site count was primarily attributable to the 37 commission sites acquired in the CST Fuel Supply Exchange.
(c)	The increase in the company operated site count was primarily attributable to the 154 company operated sites from the acquisition of retail and wholesale assets.

Supplemental Disclosure Regarding Non-GAAP Financial Measures

CrossAmerica uses the non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. EBITDA represents net income available to the Partnership before deducting interest expense, income taxes, depreciation, amortization and accretion (which includes certain impairment charges). Adjusted EBITDA represents EBITDA as further adjusted to exclude equity-based employee and director compensation expense, gains or losses on dispositions and lease terminations, net, certain discrete acquisition related costs, such as legal and other professional fees and separation benefit costs and certain other discrete non-cash items arising from purchase accounting. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, sustaining capital expenditures and current income tax expense. The Distribution Coverage Ratio is computed by dividing Distributable Cash Flow by the weighted average diluted common units and then dividing that result by the distributions paid per limited partner unit.

EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are used as supplemental financial measures by management and by external users of the CrossAmerica financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess the financial performance without regard to financing methods, capital structure or income taxes and the ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of the CrossAmerica business on a consistent basis by excluding the impact of items which do not result directly from the wholesale distribution of motor fuel, the leasing of real property, or the day to day operations of the Partnership’s retail site activities. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are also used to assess the ability to generate cash sufficient to make distributions to the Partnership’s unitholders.

CrossAmerica believes the presentation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio provides useful information to investors in assessing the financial condition and results of operations. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio may be defined differently by other companies in the industry, the Partnership’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income, the most directly comparable U.S. GAAP financial measure, for each of the periods indicated (in thousands, except for per unit amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income available to limited partners	$21,205	$7,032	$98,363	$13,419
Interest expense	3,522	6,532	13,183	21,105
Income tax benefit	(892)	(1,180)	(3,868)	(690)
Depreciation, amortization and accretion expense	18,590	14,063	51,867	39,620
EBITDA	42,425	26,447	159,545	73,454
Equity-based employee and director compensation expense	35	221	83	547
Loss (gain) on dispositions and lease terminations, net(a)	(12,881)	1,745	(79,237)	2,173
Acquisition-related costs(b)	385	538	2,578	1,943
Adjusted EBITDA	29,964	28,951	82,969	78,117
Cash interest expense	(3,261)	(6,301)	(12,401)	(20,329)
Sustaining capital expenditures(c)	(745)	(466)	(1,792)	(1,229)
Current income tax benefit(d)	3,784	3,561	7,452	4,789
Distributable Cash Flow	$29,742	$25,745	$76,228	$61,348
Weighted-average diluted common units	37,869	34,464	37,202	34,448
Distributions paid per limited partner unit(e)	$0.5250	$0.5250	$1.5750	$1.5750
Distribution Coverage Ratio(f)	1.50x	1.42x	1.30x	1.13x

(a)

CrossAmerica recorded gains on the sale of CAPL properties in connection with the asset exchange with Circle K of $11.4 million and $19.3 million for the three and nine months ended September 30, 2020, respectively. The Partnership also recorded gains on the sale of sites in connection with its ongoing real estate rationalization effort of $2.2 million and $4.0 million for the three and nine months ended September 30, 2020, respectively. During the nine months ended September 30, 2020, CrossAmerica recorded a $67.6 million gain on the sale of its 17.5% investment in CST Fuel Supply. Also, during the nine months ended September 30, 2020, CrossAmerica recorded a loss on lease terminations, including the non-cash write-off of deferred rent income associated with these leases, of $10.9 million.

(b)

Relates to certain discrete acquisition related costs, such as legal and other professional fees, separation benefit costs and certain purchase accounting adjustments associated with recently acquired businesses.

(c)

Under the Partnership Agreement, sustaining capital expenditures are capital expenditures made to maintain CrossAmerica’s long-term operating income or operating capacity. Examples of sustaining capital expenditures are those made to maintain existing contract volumes, including payments to renew existing distribution contracts, or to maintain CrossAmerica’s sites in conditions suitable to lease, such as parking lot or roof replacement/renovation, or to replace equipment required to operate the existing business.

(d)	Excludes current income tax incurred on the sale of sites.
(e)

On October 22, 2020, the Board approved a quarterly distribution of $0.5250 per unit attributable to the third quarter of 2020. The distribution is payable on November 10, 2020 to all unitholders of record on November 3, 2020.

(f)

The distribution coverage ratio is computed by dividing Distributable Cash Flow by the weighted-average diluted common units and then dividing that result by the distributions paid per limited partner unit.

About CrossAmerica Partners LP

CrossAmerica Partners LP is a leading wholesale distributor of motor fuels and owner and lessee of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is indirectly owned and controlled by entities affiliated with Joseph V. Topper, Jr., the founder of CrossAmerica Partners and a member of the board of the general partner since 2012. Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,700 locations and owns or leases approximately 1,100 sites. With a geographic footprint covering 34 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco, Valero, Gulf, Citgo, Marathon and Phillips 66. CrossAmerica Partners LP ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Contact

Investor Relations:      Randy Palmer, rpalmer@caplp.com or 210-742-8316

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s Form 10-K or Forms 10-Q filed with the Securities and Exchange Commission, and available on CrossAmerica’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Note to Non-United States Investors: This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of CrossAmerica Partners LP’s distributions to non-U.S. investors as attributable to income that is effectively connected with a United States trade or business. Accordingly, CrossAmerica Partners LP’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.